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                                                                  EXHIBIT 99.16


                           SCHEDULE FOR COMPUTATION

TOTAL RETURN

     P(1+T)/n/=ERV

     where:
             P    =   a hypothetical initial payment of $1,000,

             T    =   average annual total return,

             n    =   number of years,

             ERV  =   ending redeemable value of a hypothetical $1,000 payment
                      made at the beginning of the 1, 5 or 10 year periods at the end of the 1, 5 or 10 year periods (or fractional portion thereof).




YIELD



                                2[(  a-b
                  Yield=        -------   +1)/6/-1]
                                    cd


     where:
             a    =   dividends and interest earned during the period.

             b    =   expenses accrued for the period (net of reimbursements).

             c    =   the average daily number of shares outstanding during the
                      period that were entitled to receive dividends.

             d    =   the maximum offering price per share on the last day of
                      the period.